EXHIBIT 5 (a)

June 28, 2001

Delphi Automotive Systems Corporation
5725 Delphi Drive
Troy, Michigan 48098

Gentlemen:

      I am Assistant General Counsel and Secretary of Delphi Automotive Systems Corporation (the “Company”), a Delaware corporation, and I am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to 25,000 shares of the Common Stock of the Company, par value $.01 per share (the “Shares”), issuable under the Delphi Mechatronic Systems Savings-Stock Purchase Program (the “Mechatronic Plan”) and relating to 25,000 Shares, issuable under the Delphi Diesel Systems Corp. Retirement Savings Portfolio (the “Diesel Plan”) (the Mechatronic Plan and the Diesel Plan, collectively the “Plans”).

      I have examined such documents, records and matters of law as I have deemed appropriate as a basis for the opinion expressed herein. I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States.

      Based upon the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that Shares issued by the Company under the Plans under which they are issued and paid for in accordance with the terms of the Plans will be validly issued, fully paid and nonassessable by the Company.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Diane L. Kaye

Diane L. Kaye
Assistant General Counsel and Secretary

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